EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT is made between SIGNAL APPAREL
  COMPANY, INC., an Indiana corporation, with its principal offices at 200-A Manufacturers Road, Chattanooga, Tennessee
  (the "Company") and GARY LABELLE (the "Employee").

                              RECITALS:

       The Company and the Employee have reached an
  understanding with respect to the employment of the Employee
  by the Company.   The parties desire to set forth their
  understanding with respect to such employment fully and completely in writing.

       NOW, THEREFORE, the parties agree as follows:

       1. Employment. The Company shall employ the Employee, and the Employee shall work for the Company upon the terms and conditions set forth herein.

       2. Exclusive Agreement. During the term of this Agreement, the Employee shall devote his full time and best effort to the business of the Company.

       3. Employment Term. Unless earlier terminated in accordance with the terms of this Agreement, the Employee s term of employment by the Company (the "Employment Term") shall be for a period of three (3) years commencing August 1, 1995.

       4. Confidential Information. The Employee acknowledges that any use of the Company s Confidential Information (defined below) by the Employee other than for the sole benefit of the Company would be wrongful and cause irreparable harm to the Company. Accordingly, the Employee shall not, at any time during or subsequent to his employment by the Company, without the express written consent of the Company, publish, disclose or divulge to any person, firm or corporation, or use, directly or indirectly, for his own benefit or for the benefit of any person, firm or corporation, for use other than for the Company, any property, trade secrets, or Confidential Information (defined below) of the Company or its affiliates. "Confidential Information" includes, but is not limited to all data, reports, interpretations, forecasts, records, statements (written and oral) and documents of any kind relating to the Company s costs and financial information, manufacturing methods or processes, market studies, products, existing and potential customers, pricing methods and strategies, new product plans and sources of supply. In addition, all other information disclosed to the Employee or which the Employee shall obtain during such employment with the Company which the Employee has a reasonable basis to believe to be confidential, or which the Employee has a reasonable basis to believe the Company treats as confidential, shall be presumed to be Confidential Information.

       5. Salary and Expenses. The Company shall pay the Employee a salary of One Hundred Sixty-Five Thousand Dollars ($165,000.00) per year payable in accordance with the normal payroll practices of the Company. The Company shall also reimburse the Employee for all reasonable, legitimate and documented business expenses incurred by him, on behalf of the Company, upon submission of accounts in satisfactory form, subject to such limitations as the Company may impose in its discretion from time to time.

       6. Additional Benefits. In addition to the compensation described in Section 5, the Employee shall be entitled during the Employment Term to receive the following additional benefits:

            (a)  Health Insurance.  The Company will provide the
  Employee with health insurance coverage consistent with the coverage provided to other employees of the Company from time to time.

            (b)  Retirement Plans.  The Employee will be
  eligible to participate in the Company s 401(k) retirement plan and such other retirement plans as may be established by the Company from time to time.

            (c) Holidays and Vacations. The Employee shall be entitled to such paid holidays as may be designated by the Company. In addition, the Employee shall be entitled to three
  (3) weeks of paid vacation for each year during which time his compensation shall be paid in full. Notwithstanding any other provisions of this Agreement, in the event Employee is terminated from the Company for any reason, Employee will be entitled to a payment reflecting Employee's unused accrued vacation through such date of termination.

            (d) Sick Leave. The Employee shall be entitled to sick leave in accordance with Company practices.

            (e) Stock Options. Subject to the approval of the Company's Compensation Committee, the Company agrees to grant to the Employee options to purchase 50,000 shares of common stock which will be exercisable one year from the date of grant and will be governed by the terms of the Company's 1985 Stock Option Plan.

            (f) Bonus. The Employee has the following bonus plan in effect for the three year term of this employment agreement:

       Employee is eligible to receive a year end bonus based upon the pre-tax earnings of the Company for each fiscal year, if any.

       This bonus will be paid in cash and stock options issued pursuant to the Company's 1985 Stock Option Plan according to the formula set forth below. The exercise price for the stock options will be based upon the "Fair Market Value" of the Company's Common Stock on the date of grant, as defined in the Stock Option Plan, and all options shall be fully exercisable one year from the date of grant. All bonuses earned pursuant to this Section, whether in cash or stock options, will be subject to a cap of five million dollars in pre-tax earnings of the Company and no bonus will be paid on any pre-tax earnings in excess of five million dollars.

       The cash component of the bonus will be equal to 1%, or fraction thereof, of Employee's annual salary for each $100,000, or portion thereof, of pre-tax earnings of the Company for each fiscal year. The cash component of the bonus will be capped at 50% of Employee's annual salary per fiscal year. The Company's pre-tax earnings will be rounded to the nearest thousand dollars for the purpose of this calculation.

       By way of example, if the Company has $1,625,000 in pre-tax earnings in a given fiscal year, Employee will be entitled to a cash bonus equal to 16.25% of Employee's annual salary.

       The stock option component of the bonus will be equal to an option to purchase ten shares of the Company's Common Stock for each $1,000 in pre-tax earnings of the Company, subject to a cap of 50,000 shares per fiscal year. The Company's pre-tax earnings will be rounded to the nearest thousand dollars for purposes of this calculation.

       By way of example, if the Company has $2,325,000 in pre-tax earnings in any given fiscal year, Employee will be entitled to stock options to purchase 23,250 shares of the Company's Common Stock.

       Bonus payments payable pursuant to this Section shall be made in a lump sum payment within two weeks of the finalization of the Company's year end audit. Stock Options to be granted pursuant to this Section will also be granted within such two week period.

       Notwithstanding the foregoing, Employee must be employed with the Company on December 31 of any given year in order to be eligible to receive the above bonus for that year. In the event Employee is not so employed, the following provisions shall apply:

       (1) If Employee is terminated for cause by the Company, or if Employee voluntarily terminates Employee's employment with the Company prior to December 31 of any given year (except as described under the circumstances in Section 7(d)), Employee shall receive no bonus for that year or any subsequent year;

       (2) If Employee is terminated by the Company without cause, prior to December 31 of any given year or if Employee exercises Employee's rights under Section 7(d), whether or not Employee is in breach of this Agreement or if this Agreement is terminated prior to December 31 upon the death or disability of Employee as provided in Section 7(a), Employee shall receive only a prorata portion of any bonus earned pursuant to this Section 6 which prorata portion shall be based upon the percentage of 365 calendar year days for which Employee is employed during said calendar year. Any bonus due pursuant to this subsection (2) shall be paid as provided in this Section 6.

       Any direct or indirect payments made by the Company to or on behalf of the Employee determined by the Company s accountants to be reportable for tax purposes shall be treated as compensation to the Employee.

       7.   Termination of Employment.

       (a) The Employee s employment pursuant to this Agreement shall terminate upon the death of the Employee or upon his inability, by reason of a mental or physical condition, to perform his duties hereunder for an uninterrupted period of sixty (60) days ("Disability"), and may be terminated for "cause" (as defined below) by the Company at any time during the Term immediately upon written notice of termination given by the Company to the Employee describing such cause. For purposes of this Agreement, "cause" for termination shall be deemed to exist if: (i) the Employee is convicted of a felony which involves an intentional act of the Employee; (ii) the Employee engages in dishonesty or fraud; (iii) the Employee breaches any of his material obligations under this Agreement;
  (iv) the Employee has been materially negligent or grossly inefficient in the performance of his duties under this Agreement; or (v) the Employee refuses or fails to take reasonable and material actions directed by the President.

       Any written notice of termination for cause pursuant to this Section shall be a written notice which (a) indicates the specific termination provision relied upon, (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment, and
  (c) if the date of termination is other than the date of receipt of such notice, specifies the termination date. In the event that Employee's employment is terminated pursuant to subsections (iii), (iv) or (v) above, Employee shall have a period of thirty (30) days to cure the breach of Employee's obligations under this Agreement as described in the Notice of Termination. In the event that Employee cures such breach within said thirty (30) day period, the notice of termination shall be considered rescinded. In the event that Employee fails to cure such breach, then this Agreement will terminate without further notice to Employee as set forth in the notice of termination, and the provisions of 7(b) shall be applicable. Employee shall not have the opportunity to cure any termination for cause pursuant to subsections (i) and (ii) above.

            (b) In the event (i) the Employee s employment under this Agreement is terminated for cause as provided above, or (ii) the Employee voluntary terminates his employment with the Company, other than pursuant to Section 7(d), prior to the end of the Employment Term, the Company shall promptly pay to the Employee (or to the Employee s legal representatives) the amount of any compensation attributable to periods prior to such termination, plus the amount of any reimbursable expenses. No other payments shall be due Employee.

            (c) In the event the Employees employment is terminated without cause, whether or not Employee is in breach of this Agreement, or the Employee loses his employment for any other reason, other than pursuant to Section 7(b), including but not limited to bankruptcy, closure, reorganization, buyout, merger, consolidation or for any other reason, the Employee is automatically entitled to severance payments equal only to one year's salary as provided in
  Section 5 above and continuation of existing health care benefits for one year. No other payments shall be due Employee except any bonus payments which may be due pursuant to Section 6(f). Said severance payments shall be paid in the same manner and on the same schedule (i.e. monthly, weekly, etc.) as Employee was being paid on the date of termination. To the extent possible under the Company's Stock Option Plan, all stock options shall automatically vest and become immediately exercisable under this provision. Severance payments being made pursuant to this Section shall survive the death of Employee.

            (d) Notwithstanding the provisions of Section 7(b), in the event of a merger, consolidation, buyout, reorganization or any other similar occurrence, Employee shall have the option of terminating Employee's employment with the Company and receiving the salary and benefits as provided in
  Section 7(c) above. In the event Employee exercises this option prior to December 31 of any given year, the provisions of 6(f)(2) shall apply. Such option shall be exercised by written notice from Employee to the Company which Notice must be given within thirty (30) days of the definitive closing date of any such occurrence.

       8. Duty of the Employee upon Termination. The Employee shall, upon termination of this Agreement, return to the Company all of the Company s records of any type and all literature, supplies, letters, written or printed forms, and/or memorandum pertaining to the Company s business.

       9.   Covenants on Termination.

            (a) During the Employment Term and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, on Employee's own behalf or on behalf of any other person, corporation, partnership or any other entity, whether as an employee, officer, director, proprietor, partner, investor, consultant, advisor, agent or in any other capacity, induce or attempt to induce any customer of the Company to reduce its business with the Company, or solicit or attempt to solicit any employees of the Company to leave the employ of the Company, nor shall Employee affiliate with any party engaging in the above actions.

            (b) The Employee acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the business and interests of the Company and that any violation of these restrictions will cause substantial and irreparable injury to the Company. Therefore, notwithstanding the provisions of Section 13 below, the Employee agrees that the Company is entitled, in addition to any other remedies, to preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach of this Agreement.

       10. Severability. In the event any clause or provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect the validity or enforceability of any other provision herein, and this Agreement shall remain in full force and effect in all other respects. If a claim of invalidity or unenforceability of any provision of this Agreement is predicated upon the length of the terms of any covenant or the area covered thereby, such provision shall not be deemed to be invalid or unenforceable; rather, such provision shall be deemed to be modified to the maximum area or the maximum duration as any court of competent jurisdiction shall deem reasonable, valid and enforceable.

       11. Entire Agreement. The parties understand and agree that this Employment Agreement is the entire Agreement between the parties regarding the terms and conditions of the Employee s employment and there are no other agreements. The terms of this Agreement may not be varied, modified, supplemented or in any other way changed by extraneous verbal or written representations by the Company or its agents to the Employee, unless by amendment to this Agreement executed in writing by both parties.

       12. Governing Law. The Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Tennessee.

       13. Arbitration. Each party agrees not to bring suit against the other party in the courts of any jurisdiction in connection with any dispute which might be the subject of a civil action arising from the interpretation or application of this Agreement. Each party agrees that any such dispute shall be finally resolved by submission to compulsory commercial arbitration to be held in Chattanooga, Tennessee according to the American Arbitration Association rules, by one or several arbitrators appointed. The parties agree to be bound by the decision of the arbitration and that a judgment of any court of competent jurisdiction may be rendered upon the award made pursuant to said submission to arbitration.

       14. Survival. The Covenants of Paragraphs 4, 9, 10, 11 and 13 shall survive the termination of this Agreement.

       15. Notice. All notices, demands, requests, consents, reports, approvals, or other communications which may be or are required to be given, served, or sent pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram or hand delivery, addressed as first set forth above, or such other address as a party may subsequently specify in writing.

       IN WITNESS WHEREOF, the parties have executed this Agreement this 30th day of November, 1995_.

                           SIGNAL APPAREL COMPANY, INC.


  Dated: 11/30/95          By:  /s/Bruce Krebs
        -------------           -----------------------
                                Its: President & COO
                                     ------------------



  Dated: 11/30/95          /s/Gary Labelle
        -------------      ----------------------------
                           GARY LABELLE